Exhibit 99.1

DEAN FOODS ANNOUNCES AGREEMENT TO SELL

MORNINGSTAR FOODS DIVISION TO SAPUTO INC.

DALLAS, December 3, 2012 - Dean Foods Company (NYSE: DF) today announced that it has entered into a definitive agreement to sell its Morningstar Foods division to Saputo Inc. for US$1.45 billion. Morningstar Foods is a leading manufacturer of dairy and non-dairy extended shelf-life (“ESL”) and cultured products, including creams and creamers, ice cream mixes, whipping cream, aerosol whipped toppings, iced coffee, half and half, value-added milks, sour cream and cottage cheese. The agreement has been approved by the Company’s Board of Directors.

Gregg Engles, Chairman of Dean Foods, said, “Morningstar is an attractive business and we believe that it will continue to grow and thrive in Saputo’s portfolio. Today, Morningstar has substantial potential for accelerating growth through new distribution channels and new product categories. I’d like to personally thank the Morningstar team for their contributions to Dean Foods over the past 15 years and wish them well as they move forward under new ownership. By joining Saputo, we believe Morningstar will be well positioned for continuing success and future growth.”

Gregg Tanner, CEO of Dean Foods, added, “Dean Foods will use substantially all of the net proceeds from the sale of Morningstar to significantly reduce outstanding debt, resulting in a stronger balance sheet and increased flexibility to execute against our strategies for our core dairy business. As we noted on our third quarter earnings call, this flexibility increases our ability to sharpen our focus on the conventional dairy business to deliver continued value to our shareholders. As we work to complete this process, I am confident it will be a smooth transition.”

As a result of this transaction, Dean Foods expects to realize $887 million in proceeds, net of taxes and expenses. The Company expects to use all net proceeds to retire outstanding term debt under its senior secured credit facility, significantly lowering its leverage and increasing its financial flexibility. Assuming a fourth quarter close, Dean Foods’ management expects its net debt to EBITDA ratio, as defined by its credit agreements, to be below 3.0x at year end 2012.

As a condition of the sale, Dean Foods also entered into an agreement with The WhiteWave Foods Company (NYSE: WWAV), a controlled subsidiary of the Company, whereby WhiteWave will receive $60 million net of taxes as consideration for the termination of an option to purchase plant capacity and property at a Morningstar facility and the sale to Morningstar of certain manufacturing equipment located at another Morningstar plant. In addition, WhiteWave and Morningstar agreed to modify certain terms of existing intercompany commercial agreements between the two companies.

Kevin Yost, President of Morningstar Foods, said, “This is an exciting time for all of us at Morningstar. In recent years, the business has grown significantly faster than the industry, driven by strong execution, new product innovation and consumer trends that favor our products. Our employees and customers continue to be the centerpiece of our company. Our customer-centric business model and a disciplined cost control mindset have enabled our growth and we look forward to the next chapter in Morningstar’s evolution.”

The transaction is subject to customary closing conditions and regulatory clearances, including expiration or termination of the waiting period under the Hart-Scott-Rodino Act, and is anticipated to close in late 2012 or early in the first quarter of 2013.

Evercore Partners acted as the financial advisor to Dean Foods while Skadden, Arps, Slate, Meagher & Flom LLP, and Dechert LLP acted as legal counsel.

ABOUT DEAN FOODS

Dean Foods is a leading food and beverage company in the United States. The Company’s Fresh Dairy Direct segment is one of the nation’s largest processors and direct-to-store distributors of fluid milk marketed under more than 50 local and regional dairy brands and private labels. Fresh Dairy Direct also distributes ice cream, cultured products, juices, teas, bottled water and other products. Morningstar Foods is a leading warehouse delivery dairy business that produces and sells traditional and specialty dairy items, including cultured dairy products, ice cream mixes, coffee creamers, aerosol whipped toppings, traditional and value-added milks, and blended iced beverages to retailers and foodservice providers nationwide. Dean Foods also holds a majority interest in The WhiteWave Foods Company, which produces and sells an array of nationally and internationally branded plant-based foods and beverages, coffee creamers and beverages, and premium dairy products. WhiteWave brands - including Silk®, Horizon Organic®, International Delight®, and LAND O LAKES® - are category leaders and consumer favorites. Alpro is the pan-European leader in branded soy food and beverage products with the Alpro® soya and Provamel® brands. For more information about Dean Foods, visit www.deanfoods.com.

FORWARD-LOOKING STATEMENTS

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the anticipated sale of Morningstar Foods, the timing of the closing of such sale, the amount and expected use of net proceeds from the sale, leverage ratios and expected financial performance. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

CONTACT: Corporate Communications, Liliana Esposito, +1-214-721-7766; or Investor Relations, Barry Sievert, +1-214-303-3438

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